UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

AEROFLEX HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34974	01-0899019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 South Service Road, P.O. Box 6022, Plainview, New York	11803
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (516) 694-6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

A special meeting of the stockholders of Aeroflex Holding Corp., a Delaware corporation (the “Company”), was held on September 10, 2014, at 10:00 a.m. Eastern Time at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022 (the “Special Meeting”).

At the Special Meeting, the stockholders of the Company approved the proposal to adopt the Agreement and Plan of Merger, dated as of May 19, 2014, as amended August 15, 2014 (the “Merger Agreement”), by and among the Company, Cobham plc, a public limited company organized under the laws of England and Wales (“Cobham”), and Army Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Cobham (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Cobham.  At the Special Meeting, the proposal to adjourn the Special Meeting to a later date or dates if necessary to solicit additional proxies in the event there were not sufficient votes to constitute a quorum or to adopt the Merger Agreement at the time of the Special Meeting was not submitted for a vote.

The adoption of the Merger Agreement required the affirmative vote of the holders of a majority of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) entitled to vote thereon. There were 85,204,881 shares of Common Stock entitled to vote at the Special Meeting. The sole proposal voted on by the stockholders of the Company was as follows:

To adopt the Merger Agreement:

For	Against	Abstain
74,162,369	4,720,542	52,221

Item 8.01. Other Events

On September 10, 2014, the Company issued a press release regarding the results of the vote held at the Special Meeting and the anticipated closing date of the merger.

A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit 99.1                              Press Release issued by Aeroflex Holding Corp. on September 10, 2014, announcing the results of the vote held at the Special Meeting and the anticipated closing date of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aeroflex Holding Corp.

Date: September 11, 2014	/s/ John Adamovich, Jr.
	Name:	John Adamovich, Jr.
	Title:	Senior Vice President and Chief Financial Officer